News Release

Investor Relations Contact:
Alex Wellins
The Blueshirt Group, for Insweb
415-217-5861
alex@blueshirtgroup.com

InsWeb Reports Fourth Quarter and Fiscal 2009 Results
•	Record fourth fiscal quarter revenue of $8.7 million
•	Record fourth quarter Adjusted EBITDA of $785,000

SACRAMENTO, Calif., January 26, 2010 – InsWeb Corp. (NASDAQ: INSW), a leading online insurance marketplace, today announced results for the fourth quarter and year ended December 31, 2009.

Revenues for fiscal 2009 were $35.2 million, a decrease of 6% as compared to $37.5 million for fiscal 2008. Net loss for fiscal 2009 was $1.3 million, or $0.26 per diluted share. This compares with net loss of $2.2 million, or $0.46 per diluted share, for fiscal 2008.

Revenues for the fourth quarter of 2009 were $8.7 million, a decrease of approximately 3% as compared to $8.9 million in the third quarter of 2009, and an increase of approximately 31% as compared to $6.6 million in the fourth quarter of 2008. Net income for the fourth quarter of 2009 was $705,000, or $0.14 per diluted share. This compares with a net loss of $870,000, or $0.18 per diluted share, in the third quarter of 2009, and a net loss of $1.3 million or $0.27 per diluted share, in the fourth quarter of 2008.

Adjusted EBITDA, a non-GAAP financial measure used by InsWeb’s management and defined below, was $785,000 in the fourth quarter of 2009, as compared to Adjusted EBITDA of $191,000 in the third quarter of 2009 and to an Adjusted EBITDA loss of $1.2 million in the fourth quarter of 2008. Adjusted EBITDA for fiscal 2009 was income of $103,000, compared to a loss of $1.2 million for fiscal 2008.

“InsWeb ended 2009 on a positive note, with record fourth quarter revenue and Adjusted EBITDA results,” stated InsWeb Chairman & CEO Hussein Enan. “The proactive steps we have taken to align our cost structure with the revenue run-rate of the company resulted in profitability.   Going forward, we intend to continue to focus on maintaining profitability and improving our model in the near term despite the on-going effects of the economic downturn on our carrier and marketing partners.”

Non-GAAP Financial Information
In evaluating InsWeb’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance.  Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding interest, taxes, depreciation, amortization, share-based compensation, and other non-recurring gains and losses that are not related to the Company’s continuing operations.  This measure is an essential component of InsWeb’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of non-cash charges and non-recurring gains and losses.  Furthermore, Adjusted EBITDA reflects the key revenue and expense items for which InsWeb’s operating managers are responsible.

InsWeb Corporation
NON-GAAP FINANCIAL MEASURE AND RECONCILIATION
(In thousands)
(unaudited)
	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009 Year	2008 Year
Net income (loss)	$ 705	$ (870)	$ (1,304)	$ (1,261)	$ (2,163)
Less
Interest income	5	3	48	28	244
Add
Provision (benefit) for income taxes	-	-	-	-	(44)
Share-based compensation expense	28	644	63	820	640
Depreciation and amortization of property, equipment and intangible assets from continuing operations	46	47	48	188	169
Severance and related	11	373	-	384	300
Other non-recurring expenses	-	-	-	-	110
Adjusted EBITDA from continuing operations	$ 785	$ 191	$ (1,241)	$ 103	$ (1,232)

Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and has limitations as an analytical tool.  You should not consider it in isolation or as a substitute for the Company’s U.S. GAAP net income (loss).  The principal limitations of this measure are that: 1) it does not reflect the Company’s actual expenses and may thus have the effect of inflating or reducing the Company’s net income (loss) and net income (loss) per share; and 2) it may not be comparable to Adjusted EBITDA as reported by other companies.

About InsWeb
InsWeb Corporation (NASDAQ: INSW) owns and operates a network of leading insurance marketplace and education websites. Founded in 1995 and headquartered in Sacramento, California, InsWeb’s primary properties include InsWeb.com, InsuranceRates.com, BestInsuranceMatch.com, FreeInsuranceAdvice.com, LocalInsuranceAgents.com, and AgentInsider.com. In 2008, more than 10 million consumers turned to InsWeb for answers to their insurance questions. To learn more about InsWeb Corporation, visit www.InsWeb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.
This news release contains forward-looking statements reflecting management's current forecast of certain aspects of the Company's future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition; the results of strategic initiatives, including BestInsuranceMatch.com, FreeInsuranceAdvice.com and InsuranceRates.com; increased or decreased participation by insurance companies, agents and other purchasers of consumer leads; and product and technological implementations. The Company's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company's business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company's relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; the effects of competition on the Company’s consumer acquisition strategies;the Company's ability to attract and integrate new insurance providers and strategic partners; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which the Company is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
[ Amounts in thousands, except per share amounts ]
[ unaudited ]

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Transactions	$8,670	$6,598	$ 35,002	$ 37,275
Other	41	48	167	222
Total revenues	8,711	6,646	35,169	37,497

Operating expenses:
Direct marketing	5,684	4,610	23,397	26,650
Sales and marketing	1,282	1,749	6,588	5,982
Technology	467	891	3,418	3,292
General and administrative	578	748	3,055	4,024
Total operating expenses	8,011	7,998	36,458	39,948
Income (loss) from operations	700	(1,352)	(1,289)	(2,451)
Interest income	5	48	28	244
Income (loss) before income taxes	705	(1,304)	(1,261)	(2,207)
Income tax benefit	-	-	-	(44)
Net income (loss)	$705	$(1,304)	$(1,261)	$(2,163)
Net income (loss) per share:
Basic	$0.15	$(0.27)	$(0.26)	$(0.46)
Diluted	$0.14	$(0.27)	$(0.26)	$(0.46)

Weighted average shares used in computing
net income (loss) per share:
Basic	4,806	4,780	4,796	4,703
Diluted	5,076	4,780	4,796	4,703

INSWEB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
[Amounts in thousands]
[unaudited]
	December 31,	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$6,401	$9,238
Accounts receivable, net	2,014	1,450
Prepaid expenses and other current assets	710	711
Restricted cash	2,105	-
Total current assets	11,230	11,399

Related party receivable	311	304
Property and equipment	109	249
Other assets	230	329
Total assets	$11,880	$12,281

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,113	$2,138
Accrued expenses	635	1,014
Deferred revenue	804	437
Total current liabilities	3,552	3,589

Commitments and contingencies Shareholders' equity:
Common stock	8	8
Paid-in capital	207,617	206,719
Treasury stock	(6,334)	(6,334)
Unrealized gain on available-for-sale securities	-	1
Accumulated deficit	(192,963)	(191,702)
Total shareholders' equity	8,328	8,692
Total liabilities and shareholders’ equity	$11,880	$12,281